Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ecolab Inc. of our report dated February 28, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations and the change in composition of reportable segments discussed in Note 1, as to which the date is September 25, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ecolab Inc.’s Current Report on Form 8-K dated September 25, 2020. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Minneapolis, Minnesota November 13, 2020